EX 99.28(d)(1)

Investment Advisory Agreement

This Investment Advisory Agreement is dated as of the 22nd day of March, 2011 between Curian Series Trust, a Massachusetts business trust, (the “Trust”) and Curian Capital, LLC, a Michigan limited liability company (the “Adviser”).

Whereas, the Trust is authorized to issue separate Funds, each Fund having its own investment objective or objectives, policies and limitations;

Whereas, the Trust on behalf of its investment funds listed on Schedule A hereto (each, a “Fund”) desires to retain Adviser to perform investment advisory services, on the terms and conditions set forth herein; and

Whereas, the Adviser agrees to serve as the investment adviser for the Funds on the terms and conditions set forth herein.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust and the Adviser agree as follows:

1. Appointment

The Trust hereby appoints the Adviser to provide certain investment advisory services to the Funds for the period and on the terms set forth in this Agreement.  The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event the Trust designates one or more Funds other than the Funds with respect to which the Trust wishes to retain the Adviser to render investment advisory services hereunder, it shall notify the Adviser in writing.  If the Adviser is willing to render such services, it shall so notify the Trust in writing, whereupon such Funds shall become a Fund hereunder, and be subject to this Agreement.

2. Duties

The Adviser shall oversee the investments of the Trust, including but not limited to, continuously providing the Trust with investment advice, including investment research, advice and supervision, determining which securities shall be purchased or sold by each Fund, effecting purchases and sales of securities on behalf of each Fund (and determining how voting and other rights with respect to securities owned by each Fund shall be exercised).  The management of the Funds by the Adviser shall be subject to the control of the Board of Trustees of the Trust (the “Trustees”) and in accordance with the objectives, policies and principles for each Fund set forth in the Trust’s Registration Statement and its current Prospectus and Statement of Additional Information, as amended from time to time, the requirements of the Investment Company Act of 1940, as amended (the “Act”) and other applicable law, as well as to the factors affecting the Trust’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder and the status of the diversification requirements set forth in Section 851 of the Code and the regulations thereunder. The Trust acknowledges that the Adviser may also act as the investment adviser of other investment companies.

The Adviser may delegate certain of its duties under this Agreement with respect to a Fund to a sub-adviser or sub-advisers, subject to the approval of the Trustees, by entering into sub-advisory agreements (the “Sub-Advisory Agreements”) with one or more sub-advisers.  The Funds will directly pay the fees of any sub-advisers at such rates as are approved by the Trustees.  The Adviser shall be responsible for overseeing the performance of the sub-advisers and recommending changes in sub-advisers if appropriate.  Consistent with the provisions of the Act and any applicable exemption thereto, the Trust may enter into Sub-Advisory Agreements or amend Sub-Advisory Agreements without the approval of the shareholders of the affected Fund.

3. Expenses

The Adviser shall pay all of its expenses arising from the performance of its obligations under this Agreement and shall pay any salaries, fees and expenses of the Trustees and any officers of the Trust who are employees of the Adviser.  The Adviser shall not be required to pay any other expenses of the Trust pursuant to this Agreement (although the Adviser may bear certain of these expenses under one or more other agreements).

4. Compensation

As compensation for services performed under this Agreement, the Trust will pay to the Adviser, a fee, accrued daily and payable monthly on the average daily net assets in the Funds, in accordance with Schedule B.

Upon any termination of this Agreement on a day other than the last day of the month, the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

Nothing herein shall prohibit the Trustees from approving the payment by the Trust of additional compensation to others for consulting services, supplemental research and security, and economic analysis.

5. Purchase and Sale of Securities

The Adviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers (including affiliated brokers or dealers) as the Adviser shall deem appropriate to carry out the policies with respect to Fund transactions as set forth in the Trust’s Registration Statement and its current Prospectus or Statement of Additional Information, as amended from time to time, or as the Trustees may direct from time to time.

In accordance with the Sub-Advisory Agreements, each sub-adviser is responsible for decisions to buy and sell securities for each Fund, broker-dealer selection, and negotiation of brokerage commission rates.  Each sub-adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by sub-adviser on behalf of the Funds. Each sub-adviser will provide copies of all such agreements to the Adviser. It is the sub-adviser’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution,” which means prompt and efficient execution of the transaction at the best obtainable price with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker.

Consistent with this policy, each sub-adviser, in selecting broker-dealers and negotiating commission rates, will take all relevant factors into consideration, including, but not limited to:  the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the applicable Fund on a continuing basis.  Subject to such policies and procedures as the Board of Trustees may determine, the sub-adviser shall have discretion to effect investment transactions for each Fund through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as interpreted by the SEC, and to cause such Fund to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the sub-adviser’s overall responsibilities with respect to such Fund and other accounts to which the sub-adviser exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act).  Allocation of orders placed by the sub-adviser on behalf of a Fund to such broker-dealers shall be in such amounts and proportions as the sub-adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations.  The sub-adviser will submit reports on such allocations to the Adviser as reasonably requested by the Adviser, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

6. Term of Agreement

This Agreement will become effective as to a Fund upon execution or, if later, the date that initial capital for such Series is first provided to it.  If approved by the affirmative vote of a majority of the outstanding voting securities (as defined by the Act) of a Fund with respect to such Fund, voting separately from any other Fund of the Trust, this Agreement shall continue in full force and effect with respect to such Fund for two years from the date thereof and thereafter from year to year, provided such continuance is approved at least annually (i) by the Trustees by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Fund with respect to which renewal is to be effected, and (ii) by a majority of the non-interested Trustees by a vote cast in person at a meeting called for the purpose of voting on such renewal.  Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, or by the Trustees which shall include a majority of the non-interested Trustees, shall be effective to continue this Agreement with respect to that Fund notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Fund, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Trust as a whole.

7. Termination

This Agreement may be terminated at any time as to a Fund, without payment of any penalty, by the Trustees or by the vote of a majority of the outstanding voting securities (as defined in the Act) of such Fund on sixty (60) days’ written notice to the Adviser.  Similarly, the Adviser may terminate this Agreement without penalty on like notice to the Trust provided, however, that this Agreement may not be terminated by the Adviser unless another investment advisory agreement has been approved by the Trust in accordance with the Act, or after six months’ written notice, whichever is earlier.  This Agreement shall automatically terminate in the event of its assignment (as defined in the Act).  Section 10 herein shall survive the termination of this Agreement.

8. Reports

The Adviser shall report to the Trustees, or to any committee or officers of the Trust acting pursuant to the authority of the Trustees, at such times and in such detail as shall be reasonable and as the Trustees may deem appropriate in order to enable the Trustees to determine that the investment policies of each Fund are being observed and implemented and that the obligations of the Adviser under this Agreement are being fulfilled.  Any investment program undertaken by the Adviser pursuant to this Agreement and any other activities undertaken by the Adviser on behalf of the Trust shall at all times be subject to any directives of the Trustees or any duly constituted committee or officer of the Trust acting pursuant to the authority of the Trustees.

The Adviser shall furnish all such information as may reasonably be necessary for the Trustees to evaluate the terms of this Agreement.

9. Records

The Adviser will maintain such records and ledgers as are required to be maintained by an investment adviser to a registered investment company under Rule 31a-2 of the Act for each Fund and will preserve such records in the form and for the period prescribed such Rule.  The Adviser and Trust agree and understand that other records required to be maintained by the Trust under such Rule will be maintained by the Administrator to the Trust pursuant to a separate agreement.

The Adviser and the Trust agree that all accounts, books and other records maintained and preserved by each as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust’s auditors, the Trust or any representative of the Trust, or any governmental agency or other instrumentality having regulatory authority over the Trust.  It is expressly understood and agreed that the books and records maintained by the Adviser on behalf of each Fund shall, at all times, remain the property of the Trust.

10. Liability and Indemnification

Adviser, its officers, directors, employees, agents or affiliates will not be subject to any liability to Trust or its trustees, officers, employees, agents or affiliates for any error of judgment or mistake of law or for any loss suffered by the Trust, any shareholder of the Trust, either in connection with the performance of Adviser's duties under this Agreement or its failure to perform due to events beyond the reasonable control of the Adviser or its agents, except for a loss resulting from Adviser's willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

11. Miscellaneous

Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.  With respect to any claim by the Adviser for recovery of that portion of the investment management fee (or any other liability of the Trust arising hereunder) allocated to a particular Fund, whether in accordance with the express terms hereof or otherwise, the Adviser shall have recourse solely against the assets of that Fund to satisfy such claim and shall have no recourse against the assets of any other Fund for such purpose.

Each Fund hereby agrees that if the Adviser shall at any time for any reason cease to serve as Adviser to a Fund, such Fund shall, if and when requested by the Adviser, thereafter refrain from using the name “Curian Capital, LLC” or the name “Curian” in connection with its business or activities, and the foregoing agreement of each Fund shall survive any termination of this Agreement and any extension or renewal thereof.

In Witness Whereof, the Trust and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Curian Series Trust	Curian Capital, LLC

By: /s/ Susan S. Rhee	By: /s/ Michael Bell
Name: Susan S. Rhee	Name: Michael Bell
Title: Vice President, Chief Legal Officer, and Secretary	Title: President and Chief Executive Officer

Schedule A
March 22, 2011
(Funds)

Curian/PIMCO Total Return Fund
Curian/PIMCO Income Fund
Curian/WMC International Equity Fund

Schedule B
March 22, 2011
(Compensation)

Fund	Assets	Advisory Fee (Annual Rate Based on Average Net Assets of each Fund)
Curian/PIMCO Income Fund	All Assets	0.15%
Curian/PIMCO Total Return Fund	All Assets	0.15%
Curian/WMC International Equity Fund	All Assets	0.15%